EX-99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of Global Beta ETF Trust of our report dated December 19, 2019, relating to the statement of assets and liabilities of Global Beta Smart Income ETF (a series of Global Beta ETF Trust) as of December 9, 2019

We also consent to the references to our Firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is a part of such registration statement.

/s/ WithumSmith+Brown, PC

Boston, MA
December 19, 2019